PERFORMANCE CALCULATION

                    COLONIAL STRATEGIC BALANCE FUND - CLASS C



                             Inception Date: 9/19/94


                    Standard      Non-Standard      Standard     Non-Standard
                   ---------      ------------     ---------     ------------

Initial Inv.       $1,000.00      $1,000.00        $1,000.00     $1,000.00

Amt. Invested      $1,000.00      $1,000.00        $1,000.00     $1,000.00
Initial NAV           $12.91         $12.91           $10.00        $10.00
Initial Shares        77.459         77.459          100.000       100.000

Shares From Dist.      3.334          3.334           10.060        10.060
End of Period NAV     $14.45         $14.45           $14.45        $14.45

CDSC                   1.00%
Total Return          15.75%         16.75%            59.04%        59.04%

Average Annual
 Total Return         15.75%         16.75%            16.03%        16.03%